Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (No. 333-199848) on Form S-3 of QTS Realty Trust, Inc. of our report dated April 15, 2015, relating to our audit of the consolidated financial statements of Carpathia Acquisition, Inc. and subsidiaries as of and for the year ended December 31, 2014, included in this Current Report on Form 8-K.

/s/ McGladrey LLP

McLean, Virginia

June 1, 2015